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                     November 27, 2023

       Mohan Ananda
       Chief Executive Officer
       Innovative International Acquisition Corp.
       24681 La Plaza Ste 300
       Dana Point, CA 92629

                                                        Re: Innovative
International Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 24,
2023
                                                            CIK No. 0001854275

       Dear Mohan Ananda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Ari Edelman